Exhibit 10.1
SETTLEMENT AGREEMENT
BETWEEN:
•	GLOBAL INDUSTRIES Ltd
A limited company incorporated and existing under the laws of the State of Texas (United States of America), having its registered offices at 11490 Westheimer, Suite 400, Houston, Texas 77077, United States of America, represented by Mr. Peter Atkinson, duly authorized for the purposes of this Agreement.
Hereinafter referred to as “GLOBAL”
of the one part
•	VINCI, acting as a substitute to the rights and obligations of the company Groupe GTM
A limited company (société anonyme) incorporated and existing under the laws of France with a registered capital of 844 978 890 euros, registered under the number B 552 037 806 in the Nanterre Trade and Companies Register, having its registered offices at 1 cours Ferdinand de Lesseps, 92500 Rueil-Malmaison, represented by Jean-Luc Pommier duly authorized for the purposes of this Agreement
Hereinafter referred to as “VINCI”
•	ACERGY FRANCE, previously named ETPM SA and then STOLT OFFSHORE SA
A limited company (société anonyme) incorporated and existing under the laws of France with a registered capital of 16 271 696 euros, registered under the number B 692 007 495 in the Nanterre Trade and Companies Register, having its registered offices at 1 Quai Marcel Dassault 92150 Suresnes, represented by Jean-Luc Pommier duly authorized for the purposes of this Agreement
Hereinafter referred to as ACERGY”
of the one part
Together referred to hereinafter as the “Parties” and individually as a “Party”.

PREAMBLE:
1.	GLOBAL, having as its business the construction and installation of deep-water oil exploration facilities, approached, in the course of 1998, Groupe GTM, a company incorporated in France, to plan the acquisition of ETPM SA (“ETPM”), a subsidiary of Groupe GTM, which was active in the same sector of para-petroleum activity as GLOBAL.

2.	On 2 August 1999, a Share Purchase Agreement (the “Agreement”) was signed between GLOBAL and Groupe GTM. It provided for a purchase price of 265 million dollars, plus the purchase of two barges, for a price of 35 million dollars. The payment of the price and the transfer of ownership of the shares were postponed until a closing date which was defined according to the Agreement and subjected, in any event, to the fulfillment of several conditions precedent.

3.	After the Agreement was signed, GLOBAL was provided with new information about ETPM from which it inferred that the debt situation of ETPM was misrepresented resulting in an inflated contractual price for the acquisition of ETPM. Further events occurred, including the communication of a whole package of documents by Groupe GTM on 24 September 1999 and the capsizing on 2 November 1999 of a ship transporting heavy equipment in the context of a significant project jointly managed by ETPM, which GLOBAL considered as evidencing (i) Material Adverse Changes within the meaning of the Agreement and, therefore, non-fulfilment of conditions precedent, and/or (ii) non-performance of contractual obligations, and/or (iii) bad faith.

4.	Groupe GTM strongly disagreed with such qualifications, taking the view that (i) no information was hidden from GLOBAL and that GLOBAL could rely on sufficient expertise and documents prior to the signing of the Agreement to get a full picture of ETPM’s financial situation, that (ii) no Material Adverse Change took place and that (iii) Groupe GTM and ETPM fully complied with their contractual duties.

5.	GLOBAL and Groupe GTM then sent notice of termination of the Agreement and Groupe GTM gave GLOBAL notice to pay the contractually agreed liquidated damages (25 million dollars).

6.	As a consequence payment of the price and the transfer of ownership of the shares of ETPM have never occurred.

7.	ETPM was finally sold in December 1999 by Groupe GTM to STOLT COMEX SEAWAY, which has since become STOLT, the successor to the rights and obligations of ETPM.

8.	It was in these circumstances that, by summons and complaint of 20 December 1999, GLOBAL initiated proceedings against Groupe GTM and ETPM to appear before the Commercial Court of Paris (Tribunal de commerce), seeking damages for the losses it alleged it had sustained and, by counterclaim introduced in the same proceedings, that Groupe GTM and ETPM asked for payment of both the contractually agreed liquidated damages which they claimed were due and damages for the additional losses they alleged they had suffered.

9.	In 2000, Groupe GTM was acquired by VINCI, which confirms that it is the successor to any and all rights and obligations of Groupe GTM related to the Agreement and the subsequent legal proceedings referenced below.

10.	By judgment of 19 November 2003 (Case n°2000/0641), the Tribunal de commerce of Paris:
“
•	ordered GLOBAL INDUSTRIES Ltd to pay to VINCI, successor to the rights of GTM Group, the amount of 25 000 000 US dollars plus interest at the legal interest rate as from 25 November 1999,

•	ordered GLOBAL INDUSTRIES Ltd to pay VINCI, successor to the rights of GTM Group, the difference, if positive, between the counter-value in Euros of the amount of 25 000 000 US dollars on 25 November 1999 and that on the date of payment,

•	ordered the interim enforcement of this judgment,

•	ordered GLOBAL INDUSTRIES Ltd, to pay to VINCI, successor to the rights of GTM Group, and to STOLT OFFSHORE SA, formerly ETPM, the amount of 150 000 euros each on the basis of Article 700 of the Nouveau Code de Procédure Civile,

•	declared that the parties are ill-founded in any other, broader or contrary claims, and dismissed them,

•	ordered GLOBAL INDUSTRIES Ltd to be liable for all costs (...)
“
11.	GLOBAL appealed this judgment and, by decision of 24 May 2005 (Case n°04/00865), the Court of Appeals of Paris:
“
•	upheld the first-level decision under appeal,

•	dismissed Vinci and Stolt Offshore’s claim in damages,

•	ordered Global to pay each of them the total amount of 150 000 euros and all costs.
“
12.	GLOBAL appealed the decision of the Court of Appeal of Paris before the French Supreme Court (Cour de cassation) (Appeal n° B 05-20192). The proceedings are pending before this Court.

13.	VINCI et ACERGY have, for their part, initiated an action on 27 July 2005 before the United States District Court for the Eastern District of Louisiana (Case n° 05-3251, “VINCE SA, substituted in the rights of Groupe GTM, and Stolt Offshore SA, previously called ETPM, versus GLOBAL Industries Ltd”) in order to obtain the recognition and enforcement in the Untied States of America of the judicial decisions rendered by the French courts.

14.	On 23 December 2005, GLOBAL filed a counterclaim against VINCE and STOLT (renamed ACERGY) in the US proceedings, seeking rescission of the Agreement, a declaration of the failure of conditions precedent to its performance, and damages.

15.	This is in those circumstances that the Parties entered discussions with a view to obtaining an amicable and final settlement to their dispute in return for reciprocal concessions.
IT IS THEREFORE HEREBY AGREED THE FOLLOWING:
ARTICLE 1: PURPOSE OF THE AGREEMENT
The purpose of the present Agreement is:
(iii)	to settle, dismiss and put a final end to the dispute existing between the Parties and to any pending proceedings, between GLOBAL, of the one part, and VINCI and ACERGY, of the other part;

(iv)	to prevent, any subsequent disputes relating to the execution of the Agreement, including the events leading to its execution and those relating to its non-performance and the facts described in the Preamble of this Agreement, each Party agreeing to waive irrevocably and on a permanent basis all and any claims whatsoever that they have against each other.
ARTICLE 2: SETTLEMENT AND RELEASE OF CLAIMS
In full and complete settlement of all claims relating to the execution of the Agreement and the subsequent non-performance of the Agreement, including all claims asserted in the proceedings referenced in Paragraphs 8 through 14 of the Preamble, GLOBAL, VINCI and ACERGY hereby mutually and irrevocably agree to release, waive and extinguish any rights, claims or causes of action they have or may have against each other relating in any way to the execution and non-performance of the Agreement, and agree to dismiss irrevocably the pending legal proceedings referenced in Paragraphs 12, 13 and 14 of the Preamble, for the mutual consideration and releases contained in this Settlement Agreement.
The Parties understand and agree that this Agreement is a compromise of competing claims that have not been finally adjudicated, and by entering this Agreement, none of the Parties admits to liability for any of the claims that have been asserted in the proceedings referenced in Paragraphs 8 through 14 of the Preamble hereto.
ARTICLE 3: INDEMNITIES
In order to achieve the purpose stated in Article 1 above, and as compensation following reciprocal concessions, GLOBAL shall pay to VINCI, which payment it accepts, a final transactional net lump sum of seventeen million five hundred thousand euros (€17,500,000.00).
It is expressly agreed between the Parties that VINCI, which has borne both for itself and for ACERGY all the fees and expenses, costs, disbursements and other outlays in respect of the proceedings referenced in Paragraphs 8 through 14 of the Preamble hereto, shall be the sole beneficiary of the above transactional sum.

It is also hereby expressly agreed between the Parties that the payment by GLOBAL to VINCI is in full and final settlement, and covers including but not limited to all of the damages in principal, interest, expenses, costs, disbursements and fees, due or which may become due, in respect of the judicial proceedings referred to in the Preamble.
ARTICLE 4: CONDITIONS OF PERFORMANCE
Global shall pay to VINCI the amount provided for in Article 3 above by proceeding to an international bank transfer on the following account of VINCI:

—	Holder:	VINCI
—	Bank:	BNP PARIBAS (BNPPARB LA DEFENSE ENTR -01328)
—	Account number:	00010476102
—	IBAN:	FR76 3000 4013 2800 0104 7610 204
—	BIC (Bank Identification Code):	BNPAFRPPPTX
The Parties undertake to complete within ten (10) days of receipt of payment by VINCI all relevant steps to have the proceedings referenced in Paragraphs 12 through 14, and all claims thereunder, withdrawn as agreed herein and to accept in reciprocal fashion such withdrawals.
ARTICLE 5: COSTS AND FEES
As stipulated under Article 3 of the present Agreement, GLOBAL and VINCI shall bear their own costs and expenses, attorney fees, avoué fees and Court costs relating to the proceedings referenced in the Preamble hereto as well as all the fees and costs related to the drafting of this Agreement, without any possible recourse of one Party against the other in this regard. It is expressly agreed between the Parties that VINCI has borne and shall bear both for itself and for ACERGY all above costs and expenses, as well as all the fees and costs related to the drafting of this Agreement.
ARTICLE 6: BINDING NATURE OF THE SETTLEMENT
This present constitutes a final and irrevocable settlement agreement pursuant to the terms of Articles 2044 et seq. of the French Civil Code, and definitively settles between the Parties the consequences of their dispute as described in the Preamble above.
The present Agreement shall therefore, pursuant to the provisions of Article 2052 of the French Civil Code, as between the parties thereto, be deemed to be a judgment of last resort and may not be challenged by reason of error of law or by reason of insufficient consideration.
Provided that the provisions enclosed in the present Agreement are complied with and that the amount referred to in Article 3 is collected by VINCI, the Parties expressly agree that they have no further claim against each other.
The present Agreement produces its effects worldwide.
ARTICLES 7: APPENDIX
A non-literal translation of this Agreement, agreed between the Parties and designed to facilitate performance hereof in the American courts, is attached at Appendix 1.

It is expressly agreed by the Parties that in the event of conflict between the terms hereof and those of such translation, the French-language version shall prevail.
ARTICLE 8: CONFIDENTIALITY
The Parties hereby undertake to maintain strict confidentiality with respect to the present Agreement as well as with respect to the contents of the same and to the negotiations which led to its execution, except for the right of the Parties to rely on the present Agreement in judicial proceedings to request the enforcement of its terms or to seek remedy for its breach or if expressly required by any relevant tax administration or provided that a party may disclose this Agreement or the terms thereof if (i) based on the advice of its outside legal counsel such disclosure is necessary to avoid committing a violation of any law, rule or regulation, including any applicable rules or regulations of any securities association, stock exchange or national securities quotation system and (ii) the disclosing Party provides advance notice to the other Party of the proposed disclosure and cooperates in good faith with respect to the timing, manner and content of such disclosure (to the extent consistent with its obligation to make disclosure).
ARTICLE 9: LAW AND JURISDICTION
The present Agreement is governed by French law.
All disputes relating to the interpretation and/or the performance of the present Agreement shall be submitted to the sole jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris).
In Paris on            June 2006
In three (3) copies
Of which one for each Party

GLOBAL	VINCI	ACERGY

Mr [...]*	Mr [...]*	Mr [...]*

*	Initial each page of the Agreement and handwrite the following: “Bon pour accord tranactionnel, désistement d’instance er d’action” prior to signing.